Alico, Inc. Announces Dividend, Sets Annual Meeting Date

Per share dividend of ten cents to be paid on November 15, 2010

LaBelle, FL, October 4, 2010

Alico, Inc. (NASDAQ:ALCO), a land management company, announced that at its Board of Directors meeting on September 30, 2010, the Board declared a cash dividend in the amount of $.10 per share to be paid to shareholders of record as of October 29, 2010 with the payment expected on or about November 15, 2010.

JD Alexander, President and Chief Executive Officer, noted “Although we continue to operate in a difficult economic environment, our Board recognized that significant cost savings implemented over the past months achieved intended results.  While our focus continues to be on controlling expenses in all operating divisions as well as General and Administrative costs, we believe our shareholders should benefit from the actions of Alico’s efforts.  Management remains confident we will continue to see improved results into fiscal 2011.”

In other actions, the Board set December 30, 2010 as the record date for shareholders eligible to vote at the Company’s annual meeting which will be held at 10:00 a.m. on February 18, 2011.  The annual meeting will be held in the Alico Arena at Florida Gulf Coast University, 10501 FGCU Blvd. S., Fort Myers, FL 33965-6565.

The Company expects to release earnings and other information concerning the financial condition of the Company as of and for its fiscal year ended September 30, 2010, on December 14, 2010.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties.  Alico is involved in various agricultural operations and real estate activities.  Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander

LaBelle, Florida

(863) 675-2966

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties.  Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements, such as the statement that management is confident the Company will continue to see improved results into fiscal 2010/2011, , involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.